                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-29419



                              PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated June 20, 1997)


                                6,800,000 SHARES

                              MICHAELS STORES, INC.

                                  Common Stock

         This Prospectus Supplement supplements the Prospectus dated June 20, 1997 of Michaels Stores relating to (i) the offer and sale of up to 6,800,000 Shares of Michaels Stores' Common Stock, par value $0.10 per share, issuable by Michaels Stores upon the exercise of Options granted or to be granted from time to time to eligible persons under the Michaels Stores 1997 Stock Option Plan and the subsequent offer and resale of such Shares from time to time by certain of such persons or permitted transferees as Selling Stockholders, and (ii) an indeterminate number of additional Shares of Common Stock that become subject to awards under the 1997 Stock Option Plan as a result of the antidilution provisions contained in the Plan. This Prospectus Supplement is not complete and may only be delivered with the Prospectus. Terms used in this Prospectus Supplement that are defined in the Prospectus are used herein as so defined.

         This Prospectus Supplement restates in its entirety the information set forth under the caption "Selling Stockholders" in the Prospectus.


                                 -----------


           The date of this Prospectus Supplement is September 3, 1999

                              SELLING STOCKHOLDERS

         The Prospectus covers the purchase from Michaels Stores of an aggregate of up to 6,800,000 Shares of Michaels Stores' Common Stock, plus an indeterminate number of additional shares of Common Stock as may become subject to awards under the Plan as a result of the antidilution provisions contained in the Plan, by the holders of Options granted under the Plan upon the exercise of those Options and the subsequent offer and resale of Shares previously acquired or to be acquired by certain holders of Options upon the exercise of those Options.

         Pursuant to the provisions of the Plan, the Board of Directors of Michaels Stores and/or the 1997 Stock Option Committee of the Board will, among other things, determine from time to time (i) the individuals, from among the executive officers, key employees, advisors, consultants, and directors of Michaels Stores and its subsidiaries, to whom Options will be granted, (ii) the number of Shares of Common Stock to be covered by each Option (provided the maximum aggregate number of Shares of Common Stock with respect to which Options may be granted to any participant under the Plan may not exceed 1,500,000 Shares during any single calendar year), and (iii) the purchase price of Common Stock subject to each Option, which may not be less than the fair market value of the Common Stock on the date of grant.

         The following table sets forth certain information as of August 31, 1999, with respect to Selling Stockholders who currently hold Options to purchase Shares, including any positions, offices or other material relationships of the Selling Stockholders with Michaels Stores. Michaels Stores is unaware of whether the Selling Stockholders listed below intend to exercise the Options or to sell the Shares they may acquire upon exercise of Options. Michaels Stores in the future may grant additional Options to the persons listed below and to persons other than those listed below whose subsequent sale of Shares will be covered by the Prospectus, which, in such case, will be supplemented.


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

                                                                      NUMBER OF
                                                 COMMON STOCK         SHARES OF         COMMON STOCK
                                                   OWNERSHIP         COMMON STOCK         OWNERSHIP
                                           PRIOR TO OFFERING (1)(2)  ------------     AFTER OFFERING (2)
                                           ------------------------    OFFERED     -----------------------
             NAME AND POSITION               NUMBER     PERCENTAGE      HEREBY       NUMBER     PERCENTAGE
-------------------------------------      ---------    ----------     -------      ---------   ----------
Sam Wyly (3)                               2,402,962        7.6%       891,667      1,511,295      4.9%
  Chairman of the Board of Directors
The Cheryl R. Wyly Marital Trust (4)          75,000          *         75,000              0        *

Stargate, Ltd. (5)                           800,000        2.6%       781,920         18,080        *

Michael C. French (6)                         21,200          *         20,000          1,200        *
  Director
Richard E. Hanlon (7)                         82,600          *         80,000          2,600        *
  Director
Donald R. Miller, Jr. (8)                    266,205          *        250,000         16,205        *
  Director
Dr. F. Jay Taylor (9)                         86,000          *         80,000          6,000        *
  Director
Marmalade, Ltd. (10)                         200,000          *        200,000              0        *

R. Michael Rouleau (11)                      780,577        2.5%       288,587        491,990      1.6%
  Chief Executive Officer
Bryan M. DeCordova (12)                       75,000          *         75,000              0        *
  Executive Vice President -
  Chief Financial Officer
Lawrence H. Fine (13)                         76,796          *         66,667         10,129        *
  Executive Vice President -
  General Merchandise Manager
Duane Hiemenz (14)                           106,586          *        103,333          3,253        *
  Executive Vice President -
  Store Operations
James Tucker (15)                            127,421          *         75,000         52,241        *
  Executive Vice President -
  Chief Information Officer
Kelly W. Elliott (16)                        263,907          *        200,000         63,907        *
  Director
James C. Neustadt (17)                        61,875          *         61,875              0        *
  Senior Vice President -
  Advertising & Marketing
Douglas B. Sullivan (18)                     145,375          *         50,000         95,375        *
  Executive Vice President - Development
John Martin (19)                             450,000        1.5%       450,000              0        *
  President and Chief Operating Officer
Richard Marcus (20)                           50,000          *         50,000              0        *
  Director


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

                                                                      NUMBER OF
                                                 COMMON STOCK         SHARES OF         COMMON STOCK
                                                   OWNERSHIP         COMMON STOCK         OWNERSHIP
                                           PRIOR TO OFFERING (1)(2)  ------------     AFTER OFFERING (2)
                                           ------------------------    OFFERED     -----------------------
             NAME AND POSITION               NUMBER     PERCENTAGE      HEREBY       NUMBER     PERCENTAGE
-------------------------------------      ---------    ----------     -------      ---------   ----------
Elizabeth VanStory (21)                       50,000          *         50,000              0        *
    Director
Tony D'Onofrio (22)                           17,500          *         17,500              0        *
    Senior Vice President - Logistics
    and Distribution

---------------

 *     Less than 1% of class.

(1) Based on ownership as of August 31, 1999. Persons holding shares of Common Stock pursuant to the Michaels Stores Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(2) Based on 30,188,944 shares of Common Stock issued and outstanding as of August 31, 1999.

(3) Includes 891,667 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable, and 633,333 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores.

(4) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan and held by The Cheryl R. Wyly Marital Trust, of which Mr. Sam Wyly is trustee.

(5) Includes 781,920 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable, and 18,080 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores. Mr. Charles J. Wyly, Jr. is a general partner and limited partner of Stargate, Ltd., a limited partnership.

(6) Includes 20,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 1,200 shares of Common Stock held in a retirement account directed by Mr. French.

(7) Includes 80,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable.

(8) Includes 250,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 12,018 shares of Common Stock held pursuant to the 401(k) Plan.

(9) Includes 80,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable.

(10) Includes 200,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Mr. Evan A. Wyly is a general partner of Marmalade, Ltd., a Texas limited partnership.

(11) Includes 288,587 Shares to be acquired upon exercise of Options granted under the Plan, 121,920 of which are presently exercisable, and 33,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 33,334 of which become exercisable on each of August 5, 2001 and July 30, 2002. Also includes 461,413 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores and 2,457 shares of Common Stock held pursuant to the 401(k) Plan.

(12) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan, 33,333 of which are presently exercisable and 8,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 8,334 of which become exercisable on each of August 5, 2001 and July 30, 2002.

(13) Includes 41,667 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are presently exercisable, and 8,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 8,334 of which become exercisable on each of August 5, 2001 and July 30, 2002. Also includes 10,000 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores.

(14) Includes 103,333 Shares to be acquired upon exercise of Options granted under the Plan, 61,666 of which are presently exercisable, and 8,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 8,334 of which become exercisable on each of August 5, 2001 and July 30, 2002.

(15) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan, 33,333 of which are presently exercisable, and 8,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 8,334 of which become exercisable on each of August 5, 2001 and July 30, 2002. Also includes 50,000 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores.

(16) Includes 200,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 46 shares of Common Stock held pursuant to the 401(k) Plan.

(17) Includes 61,875 Shares to be acquired upon exercise of Options granted under the Plan, 28,124 of which are presently exercisable and 13,334 of which become exercisable on May 29, 2000 and 1,458 of which become exercisable on August 5, 2000 and 1,459 of which become exercisable on August 5, 2001 and 5,833 of which become exercisable on each of July 30, 2000 and 2001 and 5,834 of which become exercisable on July 30, 2002.

(18) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, 8,333 of which are presently exercisable and 8,333 of which become exercisable on August 5, 2000 and each of July 30, 2000 and 2001 and 8,334 of which become exercisable on each of August 5, 2001 and July 30, 2002. Also includes 60,500 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores.

(19) Includes 450,000 Shares to be acquired upon exercise of Options granted under the Plan, 150,000 of which become exercisable on each of May 2, 2000, 2001 and 2002.

(20) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable.

(21) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable.

(22) Includes 17,500 Shares to be acquired upon exercise of Options granted under the Plan, 5,833 of which become exercisable on each of August 31, 2000 and 2001 and 5,834 of which become exercisable on August 31, 2002.


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